BUTZEL LONG PC
                                551 Fifth Avenue
                               New York, NY 10176

                               Tel: (212) 818-1110
                               FAX: (212) 818-0494
                           e-mail: barrett@butzel.com



                                                      July 30, 2007



Cash Assets Trust
380 Madison Avenue, Suite 2300
New York, New York 10017

Ladies and Gentlemen:

         You have requested that we render an opinion to Cash Assets Trust (the "Trust") with respect post-effective amendment No. 32 (the "Amendment") to the Registration Statement of the Trust under the Securities Act of 1933 (the "1933 Act") and No. 31 under the Investment Company Act of 1940 (the "1940 Act") regarding the Original Shares and Service Shares of each of the three portfolios of the Trust, which are Cash Assets Trust (the "Cash Fund"), Tax-Free Cash Assets Trust (the "Tax-Free Fund") and U.S. Government Securities Cash Assets Trust (the "Government Securities Fund").

         We have examined originals or copies, identified to our satisfaction as being true copies, of those corporate records of the Trust, certificates of public officials, and other documents and matters as we have deemed necessary for the purpose of this opinion. We have assumed without independent verification the authenticity of the documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies.

         Upon the basis of the foregoing and in reliance upon such other matters as we deem relevant under the circumstances, it is our opinion that the Original Shares and Service Shares of the Cash Fund, the Tax-Free Fund and the Government Securities Fund as described in the Amendment, when issued and paid for in accordance with the terms set forth in the prospectus and statement of additional information each portfolio of the Trust forming a part of its then effective Registration Statement as heretofore, hereby and hereafter amended, will be duly issued, fully-paid and non-assessable to the extent set forth therein.

         This letter is furnished to you pursuant to your request and to the requirements imposed upon you under the 1933 Act and 1940 Act and is intended solely for your use for the purpose of completing the filing of the Amendment with the Commission. This letter may not be used for any other purpose or furnished to or relied upon by any other persons, or included in any filing made with any other regulatory authority, without our prior written consent.

         We hereby consent to the filing of this opinion with the Amendment.

                                             Very truly yours,

                                             BUTZEL LONG PC

                                             /s/ W. L. D. Barrett
                                              By:------------------------
                                                  W. L. D. Barrett